Exhibit 10.2

STANDSTILL AGREEMENT

This Agreement is entered into as of December 16, 2013 ( the “Agreement”), by and between (i) Bulldog Investors, LLC, a Delaware limited liability company, and including its members, officers, successors, agents, employees, assigns, current or future affiliates and affiliated persons and any entities controlled directly or indirectly by any of the foregoing, or with respect to which such person exercises voting discretion, whether such entities now exist or are organized in the future (collectively referred to herein as “Bulldog”), and (ii) JAVELIN Mortgage Investment Corp., a Maryland corporation and including its directors, officers, successors, agents, employees, assigns, current or future affiliates and affiliated persons and any entities controlled directly or indirectly by any of the foregoing, or with respect to which such person exercises voting discretion, whether such entities now exist or are organized in the future (“JMI” or the “Company” and together with Bulldog, the “Parties” and individually a “Party”).

WHEREAS, agents of JMI and of Bulldog have engaged in various communications concerning the Company;

WHEREAS, Bulldog is deemed to beneficially own shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) totaling, in the aggregate, approximately 900,000 shares on the date hereof;

WHEREAS, the Company and Bulldog have reached an agreement with respect to certain matters related to the Company’s 2014 annual meeting of stockholders, including any adjournment or postponement thereof (the “2014 Annual Meeting”), and certain other matters, as provided in this Agreement; and

WHEREAS, concurrently herewith, the Parties have entered into the Purchase Agreement dated as of the date hereof (the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.

Standstill Provisions.

1.1

Bulldog hereby withdraws (i) its Rule 14a-8 liquidation shareholder proposal for the 2014 Annual Meeting and will not seek to resubmit it, and (ii) its advance notice letter relating to nominations and a share repurchase proposal for the 2014 Annual Meeting and will not seek to resubmit it.

1.2

Bulldog covenants and agrees that it will not, directly or indirectly, alone or in concert with others, take any of the actions set forth below:

(i)

engage in any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934 (including, without limitation, any solicitation of consents to call a special meeting of shareholders or other action by written consent) with respect to securities of JMI or any company advised by ARMOUR Residential Management LLC or an affiliate thereof, excluding any company of which ARMOUR Residential Management LLC or an affiliate thereof is newly appointed as the adviser thereof subsequent to the date of this Agreement and prior to such appointment Bulldog holds shares in such company (an “ARMOUR company”), or otherwise indicate support or approval for shareholder proposals or shareholder nominations related to any ARMOUR company;

(ii)

form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) not in existence prior to the date hereof with respect to the securities of any ARMOUR company;

(iii)

deposit any securities of any ARMOUR company in any voting trust or subject them to any arrangement or agreement with respect to the voting of any securities of any ARMOUR company, other than a voting trust, arrangement or agreement controlled by Bulldog;

(iv)

submit nominations or seek, encourage, recommend, finance or urge any person to submit nominations for the election or removal of directors with respect to any ARMOUR company;

(v)

make any proposal or seek, encourage, recommend, finance or urge any person to make any proposal for consideration by shareholders at any annual or special meeting of shareholders of any ARMOUR company;

(vi)

seek, alone or in concert with others, representation on the Board of Directors of any ARMOUR company (including the Board, each, an “ARMOUR company Board”);

(vii)

encourage any party unrelated to Bulldog to vote on any matter other than as recommended by an ARMOUR company Board;

(viii)

otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of an ARMOUR company;

(ix)

threaten to bring or pursue, or bring or pursue any suit, regulatory action or proceeding against any ARMOUR company, any ARMOUR company Board or any Board member of any ARMOUR company, or any of their affiliates, other than for alleged violations of this Agreement or for willful misconduct; or

(x)

take any action which could cause or require any ARMOUR company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, make any request to amend, waive or terminate any provision of this Section 1.2 (including this Section 1.2(x)), or make any public announcement with respect to any of the foregoing (it being understood, for the avoidance of doubt, that Bulldog may make public statements regarding the matters pursuant to which this Agreement or the Purchase Agreement relate that are not inconsistent with the press release attached as Exhibit A hereto, pursuant to the last sentence of Section 2.2).

1.3

Bulldog covenants and agrees that it will:

(i)

consistent with applicable law, appear at any annual or special meeting of shareholders of any ARMOUR company or otherwise cause all shares it beneficially owns as of the record date for such meeting to be counted as present thereat for purposes of a quorum except as noted in Section 2.3(ii) below; and

(ii)

vote or cause to be voted at any ARMOUR company shareholder meeting all of the shares it beneficially owns as of the record date for such meeting in accordance with the recommendation of the applicable ARMOUR company Board with respect to any nominee for director, approval of an independent financial accounting firm or any proposal made by the ARMOUR company Board or one or more ARMOUR company shareholders.

Section 2.

Public Statements.

2.1

Each Party shall refrain from directly or indirectly disparaging, impugning, or taking any action reasonably likely to damage the reputation of any other Party.  The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.

2.2

At Closing (as defined in the Purchase Agreement), the Company shall issue a press release substantially in the form attached hereto as Exhibit A, announcing certain terms of this Agreement and the Purchase Agreement.  The Company hereby agrees not to issue any other press release, or make any public announcement or public statement, regarding the matters pursuant to which this Agreement and the Purchase Agreement relate that are inconsistent with such press release.  Bulldog hereby agrees not to issue any press release, or make any public announcement or public statement, regarding the matters pursuant to which this Agreement or the Purchase Agreement relate that are inconsistent with such press release.

Section 3.

Miscellaneous.

3.1

Remedies.  Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State and County of New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.  All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

3.2

Jurisdiction; Venue; Waiver of Jury Trial.  The Parties hereto hereby consent to and submit to the jurisdiction of the state or federal courts in the State and County of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Parties waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State and County of New York, and hereby further waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The Parties waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

3.3

Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto.  No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

3.4

Section Headings.  Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

3.5

Notice.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent via facsimile (with confirmation), U.S. certified mail, return receipt requested, or by overnight courier service to:

If to the Company to:

JAVELIN Mortgage Investment Corp.

3001 Ocean Drive

Suite 201

Vero Beach, FL 32963

Facsimile No.: (248) 447-5126

Attention:

Scott J. Ulm

Jeffrey J. Zimmer

Fax:

(561) 348-2408

Tel:

(772) 617-4340

Email:

sju@ARMOURllc.com

jz@ARMOURllc.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:

Adam O. Emmerich

Ronald C. Chen

Fax:

(212) 403-2234

Tel:

(212) 403-1000

Email:

aoemmerich@wlrk.com

rcchen@wlrk.com

and to:

Akerman LLP
One Southeast Third Avenue
Suite 2500
Miami, Florida 33131

Attention:

Bradley D. Houser

Fax:

(305) 374-5095

Tel:

(305) 374-5600

Email:

bradley.houser@akerman.com

If to Bulldog, to:

Phillip Goldstein and Andrew Dakos

Park 80 West – Plaza Two

250 Pehle Avenue, Suite 708

Saddle Brook, NJ 07663

Tel:

(201) 881-7101

Email:

pgoldstein@bulldoginvestors.com

adakos@bulldoginvestors.com

Such addresses may be changed from time to time by means of a notice given in the manner provided above.  Delivery of all notices and other communications (other than legal process) hereunder shall be deemed effective upon receipt of such communications.

3.6

Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

3.7

Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of law or choice of laws of any state.

3.8

Binding Effect; No Assignment.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, provided that, for the avoidance of doubt, any ARMOUR company shall be a third-party beneficiary of JMI’s rights pursuant to this Agreement and may enforce such rights.  No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder without the prior written consent of the other Party.  Any such attempted assignment will be null and void.

3.9

Amendments; Waivers.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

3.10

Termination.  This Agreement shall become effective immediately after being signed by the Parties and shall remain in full force and effect for five years at which point it shall terminate.

3.11

Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3.12

Certain Definitions.  As used in this Agreement: (a) the term “beneficial ownership” (and correlative terms) shall have the meaning ascribed to such term under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) the term “affiliate” shall have the meaning ascribed to such term under Rule 12b-2 promulgated under the Exchange Act.

[signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

JAVELIN Mortgage Investment Corp.

By:	/s/ Jeffery J. Zimmer
Name: Jeffery J. Zimmer
Title: Co-Chief Executive Officer

Bulldog Investors, LLC

By:	/s/ Phillip Goldstein
Name: Phillip Goldstein
Title: Member

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